Exhibit 99.1

Execution Version

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), is made and entered into as of January 31, 2018, by and among NORTHERN OIL AND GAS, INC., a Minnesota corporation (the “Company”), and each of the holders listed on Schedule A attached hereto (collectively, the “Noteholders” and each, a “Noteholder”).  Capitalized terms not defined herein shall have the meaning assigned to them in the Second Lien Notes term sheet set forth on Exhibit A attached hereto (the “Term Sheet”).

RECITALS

WHEREAS, the Company has issued and outstanding (i) $500,000,000 aggregate principal amount of 8.000% Senior Notes due 2020 (the “Notes”), issued pursuant to that certain Indenture, dated as of May 18, 2012 (as supplemented as of the date hereof, the “2012 Indenture”) between the Company and Wilmington Trust, National Association, as Trustee (the “Trustee”), and (ii) $200,000,000 aggregate principal amount of Notes, issued pursuant to that certain Indenture, dated as of May 18, 2015 (together with the 2012 Indenture, the “Indentures”) between the Company and the Trustee;

WHEREAS, each Noteholder is the Beneficial Owner of the aggregate principal amount of Notes set forth opposite its name on Schedule A attached hereto;

WHEREAS, the Parties have determined to enter into this Agreement, pursuant to which, amongst other things, each Noteholder shall transfer to the Company, and the Company shall acquire, directly or indirectly, all of the Notes held by such Noteholder in exchange for, (i) the aggregate principal amount of Senior Secured Second Lien Notes of the Company, issued pursuant to an indenture (the “Second Lien Notes Indenture”) on the terms specified in the Term Sheet (the “Second Lien Notes”), set forth opposite its name on Schedule A attached hereto and (ii) the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth opposite its name on Schedule A attached hereto, which number of shares of Common Stock is subject to adjustment pursuant to Section 9(j)(i) hereof (the “Exchange Transaction”);

WHEREAS, in connection with the Exchange Transaction, the Company and the Noteholders have entered into this Agreement, and, at the Closing, (i) the Company and the Noteholders desire to enter into the Registration Rights Agreement and (ii) the Company and Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC and TRT Holdings, Inc. (collectively, “TRT”) desire to enter into an amended and restated letter agreement in substantially the form of Exhibit B attached hereto (the “TRT Governance Agreement” and, collectively with the Second Lien Notes Indenture and the other Note Documents (as defined herein), the “Transaction Documents”) in accordance herewith;

WHEREAS, the Company has received subscription agreements from each of Bahram Akradi, Michael L. Reger, TRT Holdings, Inc., Todd Slawson Trust and Michael L. O’Shaughnessy (the “Investors”), in substantially the form of Exhibit C attached hereto (the “Subscription Agreements”), pursuant to which the Investors have agreed to purchase (subject to the terms and conditions specified therein) an aggregate of $40.0 million of Common Stock; and

WHEREAS, the Company intends to raise at least $156.0 million in total value prior to or contemporaneously with the Closing, which shall be comprised of (A) at least 50% in new cash contributions from the sale of Common Stock, including the up to $40.0 million of commitments received under the Subscription Agreements; and (B) no more than 50% from the fair market value (as determined by an opinion of a reputable valuation or investment bank mutually acceptable to both the Company and the Noteholders) of additional assets acquired by the Company on or prior to the Closing, which assets shall represent non-operating interests in oil and gas properties in the Williston Basin shale play (such transactions (other than pursuant to Incentive Plan Awards), the “Equity Raise”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Exchange and Purchase. Subject to the terms and conditions set forth in this Agreement, at the Closing each Noteholder will assign, transfer and deliver to the Company all of its right, title and interest in and to all of the Existing Notes set forth opposite its name on Schedule A attached hereto free and clear of all Liens, against issuance and delivery, or payment, to such Noteholder, which shall be in full satisfaction of all obligations of the Company under the Existing Notes, of (i) the aggregate principal amount of Second Lien Notes set forth opposite its name on Schedule A attached hereto, (ii) the number of shares of Common Stock (the “Shares”) set forth opposite its name on Schedule A attached hereto (subject to adjustment pursuant to Section 9(j)(i) hereof), and (iii) an amount in U.S. dollars (the “Cash Payment”) equal to the accrued (but unpaid) interest, from and including the most recent date to which interest has been paid pursuant to the terms of the Notes and the Indentures to but excluding the date of the Closing, on the aggregate principal amount of Existing Notes set forth opposite its name on Schedule A attached hereto.

2.                                      Closing and Closing Deliveries. The closing of the Exchange Transaction (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002, at 10:00 a.m., local time, on the third Business Day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Section 6 below (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), unless another date, time or place is agreed to in writing by the parties hereto.

At the Closing:

(a)                                 the Company shall:

(i)                                     deliver to each Noteholder’s custodian by means of book-entry transfer, which custodian shall be designated in writing by such Noteholder not less than five (5) Business Days prior to the Closing, Second Lien Notes representing the aggregate principal amount of Second Lien Notes issuable to such Noteholder as determined pursuant to Section 1;

(ii)                                  deliver to each Noteholder’s custodian by means of book-entry transfer, which custodian shall be designated in writing by such Noteholder not less than five (5) Business Days prior to the Closing, Common Stock representing the aggregate number of Shares issuable to such Noteholder as determined pursuant to Section 1;

(iii)                               pay to each Noteholder, by wire transfer of immediately available funds to such account or accounts as designated by each Noteholder at least five (5) Business Days prior to the Closing, the Cash Payment payable to such Noteholder as determined pursuant to Section 1;

(iv)                              deliver to the Noteholders a counterpart of the registration rights agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit D duly executed by the Company;

(v)                                 deliver to TRT a counterpart of the TRT Governance Agreement duly executed by the Company; and

(vi)                              deliver to the Noteholders all definitive documentation in respect of the Second Lien Notes in accordance with the Documentation Principles (the “Note Documents”), including, without limitation:

(A)                               customary closing and security documentation, including but not limited to: (I) executed copies of each security document that the Obligors are to execute in connection with the Second Lien Notes, in each case in form and substance reasonably satisfactory to the Trustee and the Noteholders and subject to the Documentation Principles (the “Security Documents”), together with (i) subject to the Senior Lien ICA, certificates representing the capital stock pledged pursuant to the Security Documents, accompanied by undated stock powers executed in blank, or evidence that such certificates and related stock powers were delivered to the First Lien Agent, (ii) proper financing statements, duly prepared for filing under the Uniform Commercial Code of all relevant jurisdictions of incorporation, and (iii) completed lien searches, dated on or as of a recent date before the Closing, listing all effective financing statements filed in the relevant jurisdictions of each Obligor’s jurisdiction of incorporation and any other jurisdictions reasonably requested by the Noteholders that name any Obligor as debtor, together with copies of such financing statements, and not evidencing any liens not permitted by the Note Documents and (II) executed mortgages and deeds of trust, in each case in form and substance reasonably satisfactory to the Trustee and the Noteholders and subject to the Documentation Principles, covering the value of the oil and gas properties required to be pledged as described under the section entitled “Ranking and Collateral” as set forth in the Term Sheet;

(B)                               (I) customary certificates from each of the Obligors, including, without limitation, a solvency certificate from the chief financial officer of the Company in the form attached as Exhibit G hereto, (II) a certificate (or certificates) of the due formation, valid existence and good standing of each Obligor in its state of organization, issued by the appropriate authorities of such jurisdiction, (III) customary legal opinions reasonably requested by the transfer agent for the Common Stock (the “Transfer Agent”) or the Trustee (including customary perfection opinions and local counsel opinion forms for mortgages), in each case in form and substance reasonably satisfactory to the Transfer Agent, the Trustee and the Noteholders’ counsel, (IV) certificates or binders evidencing insurance for each of the Obligors in effect on the Closing in form and substance reasonably satisfactory to the Trustee and the Noteholders and (V) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent requested at least five (5) Business Days prior to the Closing;

(C)                               a consent of the lenders under the Credit Facility (and/or amendment to the terms thereof) to permit the Exchange Transaction and to waive any mandatory prepayment which would be triggered by the Equity Raise, which consent shall be in form and substance reasonably satisfactory to the Noteholders and their counsel (the “Credit Facility Consent”); and

(D)                               evidence reasonably satisfactory to the Noteholders that a minimum of $156.0 million of total value has been funded, or closed in the case of contributions of assets, pursuant to (and in accordance with) the Equity Raise (including the up to $40.0 million of Common Stock subscriptions pursuant to the Subscription Agreements).

(b)                                 the Noteholders shall:

(i)                                     effect by book entry, in accordance with the applicable procedures of The Depository Trust Company, the delivery to the Company (or its trustee or designee) of all of the Existing Notes set forth opposite the relevant Noteholder’s name on Schedule A attached hereto and all other documents and instruments reasonably requested by the Company to effect the transfer of the Existing Notes to the Company;

(ii)                                  deliver to the Company a counterpart of the TRT Governance Agreement duly executed by TRT; and

(iii)                               deliver to the Company a counterpart of the Registration Rights Agreement duly executed by each Noteholder.

3.                                      Representations and Warranties of the Noteholders. Each Noteholder, severally and not jointly, nor jointly and severally, represents and warrants to the Company as follows:

(a)                                 Title to Notes and Holding Period. Such Noteholder is the sole Beneficial Owner of the aggregate principal amount of Notes set forth opposite its name on Schedule A hereto (“Existing Notes”) and for purposes of Rule 144(d) under the Securities Act, such Noteholder has either (i) held such Existing Notes for at least one (1) year, or will satisfy such holding period requirement as of the Closing or (ii) acquired such Existing Notes from a person who was not and has not been in the ninety (90) days prior to the sale, an affiliate of the Company (as such term is defined in Rule 144 under the Securities Act) and, as a result of tacking the holding period of prior non-affiliate purchasers, has held the Exchange Notes for at least one (1) year, or will satisfy such holding period requirement at Closing. The Existing Notes set forth opposite the name of a Noteholder on Schedule A hereto are held by such Noteholder free and clear of all Liens, and none of the Noteholder or any Affiliate of such Noteholder owns or holds beneficially or of record any Notes (or any rights or interests of any nature whatsoever in or with respect to any Notes) other than Existing Notes set forth on Schedule A hereto. Except for this Agreement, the TRT Agreements and the Cooperation Agreement, such Noteholder is not party to or bound by any contract, option or other arrangement or understanding with respect to the purchase, sale, delivery, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition or acquisition of (including by operation of law) any Notes (or any rights or interests of any nature whatsoever in or with respect to any Notes), or as to voting, agreeing or consenting (or abstaining therefrom) with respect to any amendment to or waiver of any terms of, or taking any action whatsoever with respect to, the Notes and/or the Indentures.

(b)                                 Existence; Authority; Binding Effect. Such Noteholder is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Noteholder has full legal capacity, power and authority to execute and deliver this Agreement, the other Transaction Documents and any other agreements or instruments executed or to be executed by it in connection herewith and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by such Noteholder of this Agreement, the other Transaction Documents and any other agreements or instruments executed or to be executed and delivered by such Noteholder in connection herewith, and the consummation of the transactions contemplated hereby and thereby by such Noteholder, have been duly and validly authorized and approved by the board of directors or other governing body of such Noteholder, and no other actions on the part of such Noteholder are necessary in respect thereof. This Agreement is, and each of the other Transaction Documents and the other agreements and instruments executed hereunder by such Noteholder in connection herewith will be, a valid and binding obligation of such Noteholder, in each case, to the extent party thereto, enforceable in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

(c)                                  No Violation. None of the execution and delivery of this Agreement, any of the other Transaction Documents or any other agreements or instruments executed and delivered by such Noteholder in connection herewith, nor the performance of any obligations hereunder or thereunder by such Noteholder, including the exchange of the Notes pursuant to this Agreement, will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under or result in the creation of any lien upon the Notes held by such Noteholder under (i) the organizational documents of such person, including any limited liability company agreement, certificate of incorporation or bylaws or similar agreement; (ii) any law, order, writ, injunction or decree applicable to such Noteholder or by which any property or asset of such Noteholder is bound or affected; or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which such Noteholder is a party or by which such Noteholder or any property or asset of such Noteholder is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, payments, cancellations, encumbrances, or other occurrences that are not, individually or in the aggregate, reasonably expected to prevent or materially delay the Closing or the performance by such Noteholder of any of its obligations under this Agreement or any other Transaction Document to which it is or will be a party.

(d)                                 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any governmental entity or any other Person is required to be obtained, made or given by or with respect to such Noteholder in connection with the execution and delivery of this Agreement, any other Transaction Document or other agreements or instruments executed and delivered hereunder or thereunder by such Noteholder, or the performance of any obligations hereunder or thereunder by such Noteholder, including the exchange of the Notes.

(e)                                  Transfer Restrictions. The offer and sale of the Shares and the Second Lien Notes to be issued pursuant to this Agreement (the “New Securities”) are intended to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act. Such Noteholder acknowledges and agrees that except with respect to the restrictions on transfer of the Shares set forth in Section 5(a)(ii) hereof (and for any restrictions which may apply to any Noteholder that is an affiliate of the Company within the meaning of Rule 144 under the Securities Act), assuming the accuracy of the representations and warranties of the Noteholders in Section 3(a) hereof, the New Securities are intended to be freely transferable under the Securities Act.

(f)                                   Ability to Bear Risk and Sophistication. Such Noteholder understands that the Exchange Transaction and ownership and investment in the New Securities, involves substantial risk. Such Noteholder has such knowledge and experience in financial and business matters, and its financial situation is such, that it is capable of evaluating the merits and risks of its participation in the Exchange Transaction and of bearing the economic risk of its investment in the New Securities (including the complete loss of such investment).

(g)                                  Qualified Institutional Buyer or Accredited Investor Status. Such Noteholder is either (i) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (ii) an “accredited investor” within the meaning of Rule 501 under the Securities Act, and is each case is acquiring the New Securities for investment purposes and solely for its account and not with a view to further distribution or resale in violation of the Securities Act.

(h)                                 Advice. Such Noteholder has completed its own independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other advisors in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Noteholder and its particular circumstances.

(i)                                     Certain Information. The information concerning beneficial ownership of the Notes or Common Stock provided by such Noteholder for inclusion or incorporation by reference in the Proxy Statement will not, at the time it is filed with the SEC or first mailed or delivered to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. Such Noteholder agrees to provide such information as the Company may reasonably request for purposes of preparing the Proxy Statement, including without limitation information about the Persons who exercise voting and dispositive authority with respect to the New Securities.

(j)                                    No Other Representations or Warranties. Except for the representations and warranties contained in Section 4 hereof, none of the Company nor any Affiliate or Representative of the Company nor any other Person has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to the Company, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby and such Noteholder disclaims any reliance on any representation or warranty of the Company or any Affiliate or Representative thereof except for the representations and warranties expressly set forth in Section 4 hereof.

(k)                                 No Broker’s Fees. Such Noteholder has not incurred nor become liable for any broker’s commission or finder’s fee relating to the transactions contemplated by this Agreement.

4.                                      Representations and Warranties of the Company. The Company represents and warrants to the Noteholders, as of the date hereof and as of the Closing, as follows:

(a)                                 Existence; Authority; Binding Effect. The Company is (i) duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing as that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The execution and delivery of this Agreement, the Subscription Agreements, each other Transaction Document and any other agreements or instruments executed or to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby, by the Company, including the issuance and delivery of the New Securities to the Noteholders pursuant to this Agreement, have been duly and validly authorized and approved by the board of directors of the Company and no other actions on the part of the Company are necessary in respect thereof other than (i) the Requisite Affirmative Vote for each of (A) the proposal presented for the approval of the issuance of the Shares and the shares of Common Stock issuable pursuant to the Equity Raise for purposes of NYSE American Rules 713(a)-(b) and 705 in connection with the consummation of the transactions contemplated by this Agreement (the “NYSE American Approval”) and (B) the proposal presented at the Stockholders Meeting for the reincorporation of the Company in Delaware and approval of the Certificate of Incorporation (the “Delaware Charter”) in the form attached hereto as Exhibit E (the “Delaware Charter Approval” and, collectively with the NYSE

American Approval, the “Shareholder Approvals”) and (ii) the approval of the board of directors of the Company after conversion into a Delaware corporation. This Agreement is, and each other Transaction Document and the other agreements and instruments executed hereunder by the Company in connection herewith will be, a valid and binding obligation of the Company, enforceable in accordance with its respective terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(b)                                 No Violation. None of the execution, delivery or, upon receipt of the NYSE American Approval and, with respect to the Exchange Transaction and the Equity Raise, upon receipt of the Shareholder Approvals and Credit Facility Consent, performance of this Agreement, each of the other Transaction Documents, the Equity Raise and each of the other agreements or instruments executed and delivered by the Company in connection herewith, will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under (i) the certificate of incorporation, bylaws or similar organizational documents of the Company; (ii) the Credit Facility or any loan and collateral documents in connection therewith; (iii) the Indentures; (iv) any law, order, writ, injunction or decree applicable to the Company or by which any property or asset of the Company is bound or affected; or (v) any other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except, in the case of clauses (iv) and (v), for any such conflicts, violations, breaches, defaults, events, losses, payments, cancellations, encumbrances, or other occurrences that are not, individually or in the aggregate, reasonably expected to (A) have a material adverse effect on the assets, liabilities, condition (financial or otherwise), business, prospects or results of operations of the Company taken as a whole, or (B) impair, prevent or materially delay the performance by the Company of any of its obligations under this Agreement or any other Transaction Document to which it is or will be a party (collectively, (A) and (B), a “Material Adverse Effect”).

(c)                                  Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any governmental entity or any other Person is required to be obtained, made or given by or with respect to the Company in connection with the execution and delivery of this Agreement, the Equity Raise (including the Subscription Agreements), any other Transaction Documents or other agreements or instruments executed and delivered hereunder by the Company, or the performance of any obligations hereunder or thereunder by the Company, except for (i) the NYSE American Approval, (ii) the filing of the Delaware Charter with the Delaware Secretary of State subject to receipt of the Delaware Charter Approval, (iii) the filing of the Proxy Statement with the SEC, (iv) the recording and filing of financing statements, mortgages, deeds of trust and similar collateral filings as required by the Note Documents, (v) the Credit Facility Consent and (vi) such other filings by the Company with the SEC as are appropriate in connection with or required by the federal and state securities laws and rules and regulations thereunder in connection with the transactions contemplated hereby.

(d)                                 Capitalization.

(i)                                     As of the date of this Agreement, (A) the authorized capital stock of the Company consists of 142,500,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share; (B) (x) 66,823,480 shares of Common Stock are issued and outstanding and (y) no shares of preferred stock of the Company are issued and outstanding; and (C) all outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with all applicable preemptive, participation, rights of first refusal and other similar rights.  Upon the Closing, the Company will have the authorized capitalization set forth in the Delaware Charter.

(ii)                                  Other than pursuant to this Agreement and the Equity Raise (including the Subscription Agreements), and other than shares of Common Stock issued or issuable pursuant to option awards, stock appreciation right awards, restricted stock awards, stock unit awards, cash incentive awards or other stock-based awards or rights granted under the Company’s 2013 Incentive Plan (or any predecessor plan), as the same may be amended from time to time (the “Incentive Plan Awards”), there are (A) no securities, options, warrants, calls, pre-emptive exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require the Company to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Company or require the Company to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefor, and (B) no commitments or agreements of any kind to which the Company is bound obligating the Company to either (x) repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any of the Notes (other than to the extent required by the Indentures or in connection with the vesting or exercise of Incentive Plan Awards) or (y) accelerate the vesting or exercisability of any instrument referred to in clause (A) of this paragraph as a result of this Agreement, either alone or upon the occurrence of any additional subsequent events.

(e)                                  Issuance of the Second Lien Notes. At the Closing, the Second Lien Notes Indenture will have been duly authorized by the Company, and when duly executed by the Company, will constitute a valid and binding agreement of the Company, enforceable according to its terms, subject to the Enforceability Exceptions, and, when the Second Lien Notes are authenticated in the manner provided for in the Second Lien Notes Indenture and delivered against the Notes exchanged therefore in accordance with the terms of this Agreement, the Second Lien Notes will constitute valid and binding agreements of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions, and free of restrictions on transfer other than restrictions that may arise under U.S. federal or state securities laws.

(f)                                   Issuance of the Shares. Upon issuance in accordance herewith, the Shares issuable hereunder will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents or restrictions that may arise under U.S. federal or state securities laws.  All of the Common Stock to be issued in the Equity Raise, upon payment against delivery in accordance with the terms of the Subscription Agreements and the other instruments executed in connection with the Equity Raise, will be duly authorized, validly issued, fully paid and nonassessable.

(g)                                  No Preemptive Rights.  Except for in connection with the Equity Raise (including the Subscription Agreements) and the Incentive Plan Awards, there are no preemptive rights or other rights to subscribe for or to purchase any equity securities of the Company.

(h)                                 Subsidiaries. The Company does not have any subsidiaries and does not own any beneficial interest, directly or indirectly, in any corporation, partnership, joint venture or other business entity.

(i)                                     Offering. Subject to the accuracy of each Noteholder’s representations and warranties in Section 3(e), (f), (g) and (h) hereof, the offer, exchange, purchase and issuance of the New Securities to each of the Noteholders constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and will be issued in compliance with all applicable federal and state securities laws.  The Company is conducting the Exchange Transaction in good faith and not as part of a plan to avoid the registration requirements of the Securities Act. For the purposes of Rule 144 under the Securities Act, the Company acknowledges that, assuming the accuracy of each Noteholder’s representations and warranties hereunder, the holding period of the New Securities may be tacked onto the holding period of the Existing Notes and the Company agrees not to take a position contrary thereto.

(j)                                    Resale under Rule 144A. As of Closing, the Second Lien Notes will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and the SEC Documents as of their respective date, contain or will contain all the information that, if requested by a prospective purchaser of the New Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(k)                                 No Solicitation. No form of general solicitation or advertising (within the meaning of Regulation D under the Securities Act) has been or will be used by the Company or any of its Representatives in connection with the offer or sale of any of the New Securities, including, without limitation, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(l)                                     Tender Offer Rules.  The Exchange Transaction does not constitute a tender offer nor is it otherwise subject to regulation under Section 14E of the Exchange Act.

(m)                             Exclusivity.  The Company is not a party to any documentation, agreements, arrangements or understandings (oral or written) with any other person (other than this Agreement) with respect to the purchase, sale or other disposition of the New Securities or the acquisition, repurchase or exchange of the Notes.

(n)                                 SEC Documents. The Company has timely filed all required reports, schedules, forms, certifications, prospectuses, and registration, and other statements with the SEC since January 1, 2016 (collectively, the “SEC Documents”). As of their respective effective dates and as of their respective SEC filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, applicable to such SEC Documents, and none of the SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(o)                                 Equity Commitments. As of the date hereof, the Company has received commitments from the Investors to purchase $40.0 million of Common Stock pursuant to the Subscription Agreements (subject to the terms and conditions specified therein).  The Subscription Agreements are in full force and effect. At or prior to Closing, the Company will receive at least $156.0 million of total value in connection with (and in accordance with) the Equity Raise, which shall be comprised of (A) at least 50% in new cash contributions from the sale of Common Stock (including the up to $40.0 million of commitments pursuant to the Subscription Agreements); and (B) no more than 50% from the fair market value (as determined by an opinion of a reputable valuation or investment bank mutually acceptable to both the Company and the Noteholders) of additional assets acquired by the Company on or prior to the Closing, which assets shall represent non-operating interests in oil and gas properties in the Williston Basin shale play.

(p)                                 Registration Rights. As of the date of this Agreement and except as disclosed in the SEC Documents, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company. The Company has not granted registration rights to any Person that would provide such Person rights which are materially superior to the Noteholders’ rights with respect to any registration pursuant to the Registration Rights Agreement.

(q)                                 Litigation. There are no actions, suits, claims, inquiries, investigations or proceedings by or before any arbitrator or Governmental Authority (each of the foregoing, a “Proceeding”) pending against or, to the knowledge of the Company, threatened in writing against the Company (i) not fully covered by insurance (except for normal deductibles), as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve any Transaction Documents or the Exchange Transaction or (iii) that seek to prevent, hinder, modify, delay or challenge the transactions contemplated hereby or any action taken or to be taken pursuant hereto.

(r)                                    Insurance. The Company maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. At the Closing, the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Second Lien Notes are endorsed in favor of and made payable to the Trustee as its interests may appear, and such policies name the Trustee as “additional insureds” and provide that the insurer will endeavor to give at least ten (10) calendar days prior notice of any cancellation to the Trustee. The Company does not own any Building or Manufactured (Mobile) Home that constitutes Mortgaged Property for which the Company has not delivered to the Trustee evidence reasonably satisfactory to the Trustee that (i) the Company maintains flood insurance for such Building or Manufactured (Mobile) Home that is reasonably satisfactory to the Trustee or (ii) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area.

(s)                                   Location of Business and Offices. The Company’s jurisdiction of organization is Minnesota; the name of the Company as listed in the public records of its jurisdiction of organization, as of the date hereof, is Northern Oil and Gas, Inc.; and the organizational identification number of the Company in its jurisdiction of organization is 3896342-5 (or, in each case, as set forth in a written notice delivered to the Noteholders).  The Company’s principal place of business and chief executive office is located at the address specified in Section 9(b) hereof (or as set forth in a written notice delivered to the Noteholders).

(t)                                    Gas Imbalances, Prepayments. On a net basis there are no gas imbalances, take or pay or other prepayments which would require the Company to deliver Hydrocarbons produced from the oil and gas properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.

(u)                                 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule B attached hereto, no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Company’s Hydrocarbons (including without limitation calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date thereof.

(v)                                 Swap Agreements.  As of the date hereof, Schedule C attached hereto sets forth a true and complete list of all Swap Agreements of the Company, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

(w)                               Solvency. After giving effect to the transactions contemplated hereby, (i) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Company, taken as a whole, will exceed the aggregate Debt of the Company on a consolidated basis, as the Debt becomes absolute and matures, (ii) the Company will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by the Company and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (iii) the Company will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

(x)                                 Security Documents. As of the Closing and upon the due execution thereof by the Company, (i) the Security Documents will create in favor of the Trustee, for the benefit of the Noteholders, a legal, valid and enforceable security interest in the Mortgaged Properties and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing and (ii) the Secured Obligations (as defined below) will thereafter be secured by legal, valid and enforceable, perfected second priority Liens in favor of the Trustee, covering and encumbering the Mortgaged Properties, to the extent perfection has occurred or will occur, by the recording of a mortgage, the filing of a UCC financing statement or, with respect to Equity Interests represented by certificates, by possession (in each case, to the extent available in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests or as otherwise provided herein, Liens permitted by the Note Documents may exist. For purposes of this clause (v), “Secured Obligations” shall mean any and all amounts owing or to be owing by any Obligor whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (a) to the Trustee or any Noteholder under any Note Document and (b) all renewals, extensions and/or rearrangements of the foregoing.

(y)                                 No Integration.  Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the New Securities in a manner that would require registration of the New Securities under the Securities Act.

(z)                                  No Broker’s Fees.  Except for the Evercore Engagement Letter, the Company is not party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or any Noteholder for a brokerage commission, finder’s fee or like payment in connection with the Exchange Transaction.

(aa)                          Payment of Expenses.  As of the date hereof, the Company has paid all of the Noteholders’ fees, disbursements and expenses due and payable by the Company as of the date hereof in accordance with Section 5(f) hereof (including, for the avoidance of doubt, all fees, disbursements and expenses that have been invoiced by Kirkland & Ellis LLP).

(bb)                          Additional Representations. The representations and warranties contained in Sections 7.06 (Environmental Matters), 7.07 (Compliance with the Laws and Agreements; No Defaults), 7.08 (Investment Company Act), 7.09 (Taxes), 7.10 (ERISA), 7.13 (Restriction on Liens), 7.16 (Properties; Titles, Etc.), 7.17 (Maintenance of Properties), 7.23 (International Operations), 7.24 (Anti-Corruption Laws, Sanctions, OFAC), 7.25 (Casualty Events) and 7.28 (Payment by Purchasers of Production) of the Credit Facility as in effect on the date hereof are expressly incorporated herein, mutatis mutandis and are deemed to be made at such times as the representations and warranties of the Company are made hereunder; provided that references to “Material Adverse Effect” therein shall be deemed to be “Material Adverse Effect” as defined herein.

(cc)                            No Other Representations or Warranties. Except for the representations and warranties contained in Section 3 hereof or in the other Transaction Documents, none of the Noteholders nor any Affiliate or Representative of the Noteholders has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to the Noteholders, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby and the Company disclaims any reliance on any representation or warranty of any Noteholder or any Affiliate or Representative thereof except for the representations and expressly set forth in Section 3 hereof or in the other Transaction Documents.

5.                                      Covenants of the Company and of the Noteholders.

(a)                                 Restrictions on Acquisition and Transfer.

(i)                                     From the date hereof until the earlier of (A) the termination of this Agreement, (B) April 30, 2018 and (C) the Closing, each Noteholder agrees that it shall not, and it shall cause each of its Affiliates not to, except pursuant to the terms of this Agreement, directly or indirectly (x) sell, deliver, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, delivery, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition (including by operation of law) of any Existing Notes (or any rights or interests of any nature whatsoever in or with respect to any Existing Notes), or as to voting, agreeing or consenting (or abstaining therefrom) with respect to any amendment to or waiver of any terms of, or taking any other action whatsoever with respect to, the Existing Notes and/or the Indentures, or (y) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (x) of this Section 5(a)(i).  Notwithstanding the foregoing, the restrictions set forth in this Section 5(a)(i) shall not prohibit the sale, transfer, assignment or other disposition of any Existing Notes pursuant to Section 9(i) hereof.

(ii)                                  From the date hereof until the earlier of (A) the termination of this Agreement and (B) 90 calendar days after the date of Closing (the “Lock-up Period”), each Noteholder agrees that it shall not, and it shall cause each of its Affiliates not to, directly or indirectly, (x) offer for sale, sell, pledge or otherwise dispose of any of the Shares, or (y) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Shares, whether any such transaction described in clause (x) or (y) of this Section 5(a)(ii) is to be settled by delivery of the Shares or other securities, in cash or otherwise; provided, however, this Section 5(a)(ii) shall not restrict transfers of Shares, or any security convertible into Shares, to a Permitted Transferee, provided that such Permitted Transferee agrees to be bound by the terms of this Section 5(a)(ii).

(b)                                 Press Release. The Company and each Noteholder agree that the Company shall issue a press release and a Form 8-K containing all material non-public information within the meaning of the federal securities laws related to the Exchange Transaction and otherwise complying with the Non-Disclosure Agreement, in form and substance reasonably acceptable to the Company and the Noteholders, announcing the Exchange Transaction prior to the opening of the financial markets in New York City no later than the Business Day immediately after the date hereof.

(c)                                  Equity Raise. The Company shall keep the Noteholders reasonably apprised with respect to the discussions related to the Equity Raise, including any changes to the proposed pricing or other terms.  The Company shall not modify the Subscription Agreements without the consent of the Noteholders (including, without limitation, any waiver of any lock-up periods contained therein) and shall enforce all of its rights thereunder.  Other than conditions customary in private placements of equity securities, the Equity Raise shall not be subject to any material conditions precedent other than the consummation of the Exchange Transaction.  The Company shall not use any proceeds from the Equity Raise to repay any indebtedness, including the Credit Facility or any other Notes (other than the cash payments required under this Agreement). In connection with the Equity Raise, the Company shall not grant any registration rights to any Person that would provide such Person rights which are materially superior to the Noteholders’ rights with respect to any registration pursuant to the Registration Rights Agreement. Additionally, the Company shall not enter into any contract, agreement or understanding with any person that would give rise to a valid claim against any of them for a brokerage commission, finder’s fee or like payment in connection with the Equity Raise in excess of 4.0% of the gross proceeds of the Equity Raise, which for the avoidance of doubt shall not be payable in respect of any amounts raised pursuant to the Subscription Agreements.

(d)                                 Proxy Statement. The Company agrees to use its commercially reasonable efforts to prepare and file with the SEC as soon as practicable a proxy statement to be sent to holders of the Common Stock in connection with a meeting of holders of the Common Stock (including any adjournment or postponement thereof, the “Stockholders Meeting”) to consider the NYSE American Approval, the Delaware Charter Approval and such other matters as the Company in its reasonable determination may present at the Stockholders Meeting (the “Proxy Statement”). The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will, (1) at least five (5) Business Days prior to the initial anticipated filing of the Proxy Statement or any amendment or supplement thereto (or, in the case of an amendment, supplement or definitive form of the Proxy Statement that does not materially differ from the previously provided Proxy Statement, as far in advance as is reasonably practicable in the circumstances), furnish to the Noteholders copies of such documents proposed to be filed and (2) use its commercially reasonable efforts to address in each such document prior to being so filed with the SEC such comments as such Noteholder or its counsel reasonably shall propose within two (2) Business Days of receipt of such copies by the Noteholder. The Company shall use its commercially reasonable efforts to (A) clear any comments provided by the SEC with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof, and (B) mail or otherwise deliver (or cause to be mailed or otherwise delivered) the Proxy Statement to the holders of the Company’s Common Stock promptly after, and hold the Stockholders Meeting for the purposes of obtaining the Shareholder Approvals not later than sixty (60) calendar days after, (x) the first Business Day following the 10th calendar day after the Proxy Statement in preliminary form has been filed with the SEC if the SEC has not informed the Company that it intends to review the Proxy Statement by such 10th calendar day or (y) the 10th calendar day after the SEC has informed the Company that it has no further comments on the Proxy Statement. The board of directors of the Company shall not withdraw, qualify or modify in a manner adverse to the Noteholders, or publicly propose to withdraw, qualify or modify in a manner adverse to the Noteholders, its recommendation of the Shareholder Approvals. The Company shall not postpone or adjourn the Stockholders Meeting without the consent of the Noteholders.

(e)                                  Listing. Subject to receipt of the NYSE American Approval, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and the rules and policies of the NYSE American to cause the Shares to be approved for listing on the NYSE American, subject to official notice of issuance (the “Listing”).

(f)                                   Payment of Expenses. The Company shall pay or cause to be paid, in a timely manner, the Company’s fees, disbursements and expenses incurred in connection with the issuance of the New Securities, the Noteholders’ fees, disbursements and expenses incurred in connection with the Exchange Transaction, including the fees, disbursements and expenses of their respective advisors, counsel, accountants and other experts. For the avoidance of doubt, the Company acknowledges and agrees that it will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with preparation and negotiation of this Agreement, the other Transaction Documents and the other agreements and instruments entered into in connection herewith, and the issuance of the New Securities; (ii) the reasonable and documented fees, disbursements and expenses of Kirkland & Ellis LLP and local counsel in each relevant jurisdiction, as counsel to the Noteholders, in connection with preparation and negotiation of this Agreement, the other Transaction Documents (including, without limitation, the Security Documents) and the other agreements and instruments entered into in connection herewith, and the issuance of the New Securities; (iii) all fees and expenses associated with the preparation, filing and distribution of the Proxy Statement for, and the holding of, the Stockholders Meeting, (iv) all fees and expenses associated with the Listing; and (v) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 5(f).  The Company shall also pay or cause to be paid, in a timely manner, the fees, disbursements and expenses of Kirkland & Ellis LLP, as counsel to the Noteholders, incurred in connection with any amendment, waiver or consent related to this Agreement or the other Transaction Documents (whether or not such amendment or waiver becomes effective).

(g)                                  Rule 144A Information.  While the Second Lien Notes remain outstanding and may be considered, if traded pursuant to Rule 144A, “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Second Lien Notes and bona fide prospective purchasers of the Second Lien Notes designated by such holders, upon the request of such holders or such bona fide prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(h)                                 Tax Treatment. Unless otherwise required by applicable law, the Company and the Noteholders agree to treat each of the Notes and the Second Lien Notes as “securities” for purposes of Sections 354, 355 and 356 of the Internal Revenue Code of 1986, as amended, and the Exchange Transaction as a “recapitalization” under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(i)                                     Bylaws. The Company shall provide the Noteholders and their counsel a draft of any amended and restated bylaws expected to be adopted by the board of directors of the Company initially in connection with the reincorporation of the Company in Delaware and shall provide counsel to the Noteholders an opportunity to review and comment on the amended and restated bylaws.

6.                                      Conditions to Closing.

(a)                                 The obligation of each party to effect the Exchange Transaction, and to execute and deliver documents, at the Closing is subject to the satisfaction at or prior to the Closing of the following conditions:

(i)                                     each of the Shareholder Approvals and all necessary board approvals for the Exchange Transaction, the Equity Raise, the Transaction Documents and any other transaction related thereto, shall have been obtained by the Company;

(ii)                                  the Shares shall have been approved for listing on the NYSE American, subject to official notice of issuance, and any other regulatory or governmental approval required to consummate the Exchange Transaction or the transactions contemplated under the Transaction Documents shall have been obtained by the Company; and

(iii)                               no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and precludes consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(b)                                 The obligation of the Noteholders to effect the Exchange Transaction, and to execute and deliver (or cause to be executed and delivered) documents, at the Closing is subject to the satisfaction at or prior to the Closing of the following conditions:

(i)                                     Concurrently or prior to the Closing, the Company shall have raised at least $156.0 million in total value from the Equity Raise, with such receipt of funds or assets not subject to any conditions precedent which have not otherwise been satisfied on the Closing, other than the concurrent consummation of the Exchange Transaction;

(ii)                                  the reincorporation of the Company in Delaware shall have occurred and the Company shall have filed the Delaware Charter with the Secretary of State of the State of Delaware and the board of directors of the Company shall have adopted amended and restated bylaws of the Company, in form and substance reasonably satisfactory to the Noteholders and their counsel;

(iii)                               the representations and warranties of the Company contained in Section 4 hereof shall be true and correct in all respects as of the date of this Agreement and, excepting Section 4(s) hereof, as of the Closing, with the same force and effect as though made on and as of such date;

(iv)                              the Company shall have delivered a certificate signed on behalf of the Company by an authorized officer of the Company in the form attached hereto as Exhibit F;

(v)                                 the Company shall have delivered or paid, as applicable to the Noteholders, in accordance with Section 2(a) hereof, each of the items required to be delivered or paid by the Company pursuant to Section 2(a), in form and substance reasonably satisfactory to each of the Noteholders and their counsel (except that the intercreditor agreement with the agent under the Credit Facility shall be a customary intercreditor agreement reasonably acceptable to the Noteholders and negotiated by the Noteholders in good faith);

(vi)                              the Company shall have performed or complied with, in all material respects, its covenants required to be performed or complied with as of the Closing under this Agreement, except for the covenants set forth in Section 2(a) (to the extent required to be complied with at or prior to the Closing) hereof which the Company shall have performed and complied with in all respects;

(vii)                           no Material Adverse Effect shall have occurred since the date of this Agreement;

(viii)                        the Company shall have paid all fees and expenses due and payable by the Company as of Closing in accordance with Section 5(f);

(ix)                              there shall be no pending litigation and, to the knowledge of the Company, there shall be no threatened litigation, action, proceeding, investigation or labor controversy, in each case by any Governmental Authority, other securityholder of the Company or other Person which purports to affect the legality, validity or enforceability of this Agreement or any of the Transaction Documents; and

(x)                                 no default or event of default shall (A) have occurred and be continuing under any Note Document, the Credit Facility, any loan or collateral document in connection therewith or either Indenture or (B) result from the issuance of the Second Lien Notes, the entry into any Transaction Document or the consummation of the Exchange Transaction or the other transactions contemplated under this Agreement or any Transaction Document.

(c)                                  The obligation of the Company to effect the Exchange Transaction, and to execute and deliver documents at the Closing is subject to the satisfaction at or prior to the Closing of the following additional conditions:

(i)                                     the representations and warranties of each Noteholder contained in Section 3(a) hereof shall be true and correct in all respects, and all other representations and warranties of each Noteholder contained in Section 3 hereof shall be true and correct in all material respects, on and as of the date hereof and as of the Closing, with the same force and effect as though made on and as of such date (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct in all respects);

(ii)                                  each Noteholder shall have delivered to the Company, in accordance with Section 2(b) hereof, each of the items required to be delivered by such Noteholder pursuant to Section 2(b); and

(iii)                               each Noteholder shall have performed or complied with, in all material respects, its covenants required to be performed or complied with as of Closing under this Agreement, except for the covenants set forth in Section 2(b) hereof which each Noteholder shall have performed and complied with in all respects.

7.                                      Termination.

(a)                                 This Agreement may be terminated:

(i)                                     by either the Company or the Noteholders, upon delivery of written notice of termination to the other Party, if the Closing has not occurred on or before May 31, 2018, (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7(a)(i) shall not be available to a party if the inability to satisfy any of the conditions to Closing was due primarily to the failure of such party to perform any of its obligations under this Agreement;

(ii)                                  by the Noteholders, upon written notice of termination to the Company, if (A) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 6(b)(iv) would not be satisfied, (B) there exists a breach of any representation or warranty of the Company contained in Section 4 of this Agreement such that the Closing condition set forth in Section 6(b)(iii) would not be satisfied, and in the case of each of clauses (A) and (B) above, such breach, failure to perform or failure to satisfy such Closing condition, as applicable, (x) has not been waived by the Noteholders or cured on or before the earlier of thirty (30) days after receipt by the Company of written notice thereof or the End Date or (y) is incapable of being cured by the Company by the End Date, or (C) (1) the Company shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, manager, trustee, examiner or other custodian for all or a substantial part of its property or shall make any assignment for the benefit of creditors, or (2) the Company shall be unable, or shall fail generally, or shall admit in writing its inability, generally to pay its debts or obligations when due;

(iii)                               by the Noteholders, upon written notice of termination to the Company, if a Default or an Event of Default exists under the Credit Facility or the Indentures, as applicable, and, in either case, such Default or Event of Default has not been cured (with the effect of any such cure being that such Default or Event of Default no longer exists after giving effect to any such cure and, as a result, the agent and lenders under the Credit Facility or the Trustee or the holders under the Indentures no longer have the right to exercise remedies under the Credit Facility or the Indentures, as applicable, conditioned upon the occurrence and existence of any Default or Event of Default with respect to such Default or Event of Default) or waived (with the effect of any such waiver being that the agent and lenders under the Credit Facility or the Trustee or the holders under the Indentures, after giving effect to any such waiver no longer have the right to exercise any remedies under the Credit Facility or the Indentures, as applicable, conditioned upon the occurrence and existence of a Default or Event of Default with respect to such Default or Event of Default) by the agent or lenders (as required by the Credit Facility) or by the Trustee or the holders (as required by the Indentures), under the Credit Facility or the Indentures, as applicable, on or before the earlier of thirty (30) days after receipt by the Company of written notice thereof or the End Date; or

(iv)                              by either the Company, upon delivery of written notice of termination to the Noteholders, or the Noteholders, upon delivery of written notice of termination to the Company, at any time on or after the first Business Day after the date of conclusion of the Stockholders Meeting (such first date after the date of conclusion of the Stockholders Meeting, the “Termination Date”) if the NYSE American Approval has not been obtained, giving effect to any postponement or adjournment thereof; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7(a)(iv) if (1) the Company is in material breach of this Agreement as of the Termination Date or (2) any breach of this Agreement by the Company has caused the NYSE American Approval to not be obtained.

(b)                                 Effect of Termination. In the event of termination of this Agreement by any Party as provided in Section 7(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party (or any other person) with respect to this Agreement or the transactions contemplated in this Agreement or any other Transaction Document; provided, however, that notwithstanding the foregoing, (a) no such termination shall relieve a Party from any breach by such Party prior to such termination and (b) the provisions of Section 3(j), Section 4(cc), Section 5(f), this Section 7(b) and Section 9 (other than Section 9(j)) shall survive such termination.

8.                                      Indemnification.

(a)                                 Indemnification by the Company. The Company agrees to indemnify each of the Noteholders and their respective Representatives (each, a “Noteholder Indemnified Party” and, collectively, the “Noteholder Indemnified Parties”) from costs, losses, liabilities, damages, or expenses, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel and all other reasonable and documented expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or resulting from (i) the failure of any of the representations or warranties made by the Company contained in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,”

Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct in all respects) or (ii) the breach of any covenants of the Company contained in this Agreement; provided, that, in the case of the immediately preceding clause (i), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty set forth in Section 8(f) hereof; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Noteholder Indemnified Party shall have delivered written notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made.  No Noteholder Indemnified Party shall be entitled to recover special, indirect, exemplary, speculative or punitive damages under this Section 8(a); provided, however, that such limitation shall not prevent any Noteholder Indemnified Party from recovering under this Section 8(a) for any such damages to the extent that such damages are direct damages in the form of diminution in value or payable to a third party in connection with any Third-Party Claims.

(b)                                 Indemnification by the Noteholders. Each Noteholder agrees to, severally and not jointly, indemnify the Company and its Representatives (each a “Company Indemnified Party” and, collectively, the “Company Indemnified Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or resulting from (i) the failure of any of the representations or warranties made by such Noteholder contained in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct in all respects) or (ii) the breach of any of the covenants of such Noteholder contained in this Agreement; provided, that, in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Indemnified Party shall have delivered written notice (stating in reasonable detail the basis of the claim for indemnification) to the applicable Noteholder shall constitute the date upon which such claim has been made; provided, further, that the liability of a Noteholder shall not be greater in amount than the aggregate principal amount of Notes set forth opposite its name on Schedule A attached hereto.  No Company Indemnified Party shall be entitled to recover special, indirect, exemplary, speculative or punitive damages under this Section 8(b); provided, however, that such limitation shall not prevent any Company Indemnified Party from recovering under this Section 8(b) for any such damages to the extent that such damages are direct damages in the form of diminution in value or payable to a third party in connection with any Third-Party Claims.

(c)                                  Indemnification for Certain Fees. The Company agrees that it will indemnify and hold harmless each Noteholder from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Company or alleged to have been incurred by the Company in connection with the Exchange Transaction or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(d)                                 Indemnification Procedures. Promptly after any Company Indemnified Party or Noteholder Indemnified Party, as the case may be (the “Indemnified Party”), has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is prejudiced by such failure.  Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control; provided that such disclosure would not affect any privilege relating to the Indemnified Party or result in a violation of law or any confidentiality obligation; provided, further, that such requesting party shall, if reasonably requested by the Indemnified Party, enter into a reasonably and customary confidentiality agreement relating to such request.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, (x) the Indemnifying Party shall not settle any indemnified Third-Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party and (y) the Indemnified Party shall not settle any indemnified Third-Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)                                  Sole and Exclusive Remedy. Except as provided in Section 9(m) hereof, this Section 8 will provide the exclusive remedy against the Company or any Noteholder, as applicable, for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement, the other Transaction Documents and/or the transactions contemplated hereby.

(f)                                   Survival. All representations, warranties and agreements of the parties made in this Agreement shall survive for twenty-four (24) months following the Closing; provided, however, that the representations and warranties contained in Section 3(a), Sections 4(a), (b) and (c) and the agreements set forth in Section 5(f), this Section 8(f) and Sections 9(e), (f) and (g) shall survive indefinitely (each such survival period as provided in this sentence, a “Survival Period”). The indemnifications set forth in Section 8(a), (b) and (c) shall terminate in accordance with the applicable Survival Period, except that any matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before the termination of the applicable Survival Period shall survive until the final resolution of such claim.

9.                                      Miscellaneous.

(a)                                 Amendments and Waivers. Amendments or modifications to this Agreement may only be made, and compliance with any term, covenant, agreement, condition or provision set forth herein may only be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon the written consent of each party hereto.

(b)                                 Notices. All notices, requests, consents, reports and demands shall be in writing, shall be deemed effectively given upon receipt and shall be hand delivered, sent by facsimile or other electronic transmission (provided confirmation of receipt of the transmission is mechanically or electronically generated and kept on file by the sending party), or mailed, postage prepaid, to the Noteholders at the applicable addresses and facsimile numbers or email addresses or to the Company at the address set forth below or, in each case, to such other address and/or facsimile number as may be furnished in writing to the other parties hereto:

If to the Company:

Northern Oil and Gas, Inc.
601 Carlson Pkwy — Suite 990

Minnetonka, Minnesota 55305
Attention: Chief Financial Officer
Facsimile No.: (952) 476-9801

with a copy to:

Jones Day

250 Vesey Street

New York, New York 10281
Attention: Scott J. Greenberg
Facsimile: (212) 755-7306
Email: sgreenberg@jonesday.com

If to the Noteholders:

Email: NOG_AdHoc@kirkland.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654
Attention: Steven N. Serajeddini
Facsimile: (312) 862-2200
Email: steven.serajeddini@kirkland.com

(c)                                  Titles and Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(d)                                 Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which together shall constitute but one and the same instrument. Multiple counterparts of this Agreement may be delivered via facsimile or other electronic means, with the intention that they shall have the same effect as an original counterpart hereof.

(e)                                  Governing Law; Jurisdiction; Jury Trial. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to any choice of law rules (whether of the State of New York or any other jurisdictions) to the extent such rules would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR

THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(f)                                   Limitation on Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall a Party be liable under this Agreement to any other Party or its Representatives (under Section 8 or otherwise) for (i) any exemplary or punitive damages or (ii) any special, consequential, incidental or indirect damages or lost profits, except (A) in the case of clause (ii), to the extent any such damages or lost profits would otherwise be recoverable under applicable law in an action for breach of contract or (B) in the case of clause (i) or clause (ii), any such damages or lost profits that are included in any Third-Party Claim against an Indemnified Party for which such Indemnified Party is entitled to indemnification under this Agreement.

(g)                                  Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other Transaction Documents (which are an integral part hereof), embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, Representatives or Affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents. It is the intent of the parties hereto that any and all representations, warranties, covenants, agreements and obligations of the Noteholders hereunder shall, in each and every respect, be several only, and neither joint, nor joint and several. In connection with this Agreement, the Noteholders are only acting in their capacity as holders of Notes and do not constitute a “group” for purposes of Section 13(d) under the Exchange Act, or for any other purpose, with any other person.  Nothing in this Agreement shall be interpreted to implicate the provisions of the Minnesota Business Corporation Act (the “MBCA”), including the provisions of Section 302A.673 of the MBCA, it being understood that such provisions shall immediately cease to apply upon the Company reincorporating in Delaware at or prior to Closing, as contemplated herein.

(h)                                 Certain Definitions and Interpretive Principles. Capitalized terms in this Agreement shall have the meanings specified below, or as specified elsewhere in this Agreement, for all purposes hereof. The following terms, as used in this Agreement, shall have the meanings as set forth below:

(i)                                                 “Affiliate” or “Affiliated” means, with respect to a specified Person, any other Person, directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided, however, that the Company, Affiliates of the Company, any portfolio company of the Noteholders or any Affiliates of any portfolio company of the Noteholders (which entities are not otherwise Affiliates of the Noteholders and would only be deemed Affiliates pursuant to their relationship with one or more portfolio companies of the Noteholders) shall not be deemed an Affiliate of any Noteholder.

(ii)                                              “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

(iii)                                           “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficially Owned” has a corresponding meaning.

(iv)                                          “Building” has the meaning assigned to such term in the applicable Flood Insurance Regulations.

(v)                                             “Business Day” means any day other than a day on which banks are permitted or required to be closed in New York City.

(vi)                                          “Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder, provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements of the Company.

(vii)                                       “Cooperation Agreement” means the Cooperation Agreement, dated November 13, 2017, by and among the Noteholders.

(viii)                                    “Control,” “Controlling” or “Controlled” means, as to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(ix)                                          “Credit Facility” means the Term Loan Credit Agreement, dated as of November 1, 2017 (as in effect on the date hereof), by and among Northern Oil and Gas, Inc., TPG Specialty Lending, Inc. as administrative agent and collateral agent, and each of the lenders party thereto.

(x)                                             “Debt” means, for any Person, each of the following (without duplication): (A) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (B) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (C) all (i) accounts payable and (ii) accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services, in each case (other than deferred purchase price obligations in connection with the acquisition of oil and gas properties), which are greater than ninety (90) days past the date of invoice other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (D) all obligations of such Person under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of such Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) all obligations of such Person to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements for the gathering, processing or transportation of production, or other similar arrangements, in each case in the ordinary course of business; (j) obligations of such Person to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

(xi)                                          “Default” shall have the meaning given such term in the Credit Facility.

(xii)                                       “Event of Default” shall have the meaning given such term in the Credit Facility.

(xiii)                                    “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

(xiv)                                   “Evercore Engagement Letter” means the letter agreement, dated as of June 5, 2017, between the Company and Evercore Group L.L.C., as amended as of January 4, 2018.

(xv)                                      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

(xvi)                                   “Family Member” means, with respect to any Noteholder or an Affiliate of such Noteholder, such person’s spouse, domestic partner, parents, parents-in-

law, siblings, children, grandchildren and any other natural person who occupies the same principal residence as the undersigned (other than a tenant or employee), and the spouses, domestic partners, descendants and ancestors of each of the foregoing.

(xvii)                                “FEMA” means the Federal Emergency Management Agency, a component of the United States Department of Homeland Security.

(xviii)                             “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

(xix)                                   “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, applied on a consistent basis for the periods involved.

(xx)                                      “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Company, any of its Properties, or any Noteholder.

(xxi)                                   “Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

(xxii)                                “Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, fee interests, surface interests, mineral fee interests, overriding royalty interests and other royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

(xxiii)                             “Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the oil and gas properties of the Obligors, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests of the Obligors or other properties constituting oil and gas properties of the Obligors.

(xxiv)                            “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of oil and gas properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Company shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

(xxv)                               “Manufactured (Mobile) Home” has the meaning assigned to such term in the applicable Flood Insurance Regulation.

(xxvi)                            “Mortgaged Property” means any Property owned by any Obligor which is subject to the Liens existing and to exist under the terms of the Security Documents.

(xxvii)                         “Non-Disclosure Agreements” means the Confidentiality Agreement, dated as of January 30, 2018, between the Company and the Noteholders.

(xxviii)                      “NYSE American” means the NYSE American Exchange.

(xxix)                            “Party” or “party” means the Company or the Noteholders, and “Parties” and “parties” mean the Company and the Noteholders.

(xxx)                               “Permitted Transferee” means, with respect to any Noteholder, (a) an Affiliate of any Noteholder or any investment fund or other entity controlled or managed by any Noteholder; (b) any trust for the primary benefit of the Family Members of such Noteholder; provided that, in each case, either (i) such Noteholder or (ii) a bona fide third-party trustee continues to hold, directly or indirectly, 100% of the voting interests of such trust until the death or legal incapacity of such Noteholder; (c) any entity of which such Noteholder and any Permitted Transferees or Family Members of such Noteholder collectively are beneficial owners of 100% of the equity interests; provided that either (i) such Noteholder or (ii) a bona fide third-party trustee continues to hold, directly or indirectly, 100% of the voting interests of such entity until the death or legal incapacity of such Noteholder; or (d) any trust or non-profit corporation that (i) has obtained recognition of its tax exempt status under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and (ii) is controlled by such Noteholder.

(xxxi)                            “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

(xxxii)                         “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

(xxxiii)                      “Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, partners, employees, members, managers, agents, advisors (including attorneys, accountants, consultants and financial advisors and any representatives of a Person’s advisors) and other representatives.

(xxxiv)                     “Requisite Affirmative Vote” means, with respect to the NYSE American Approval and the Delaware Charter Approval, the affirmative vote of the greater of (i) a majority of the shares of Common Stock present in person or by proxy at the Stockholders Meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Stockholders Meeting.

(xxxv)                        “SEC” means the U.S. Securities and Exchange Commission.

(xxxvi)                     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

(xxxvii)                  “Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

(xxxviii)               “Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

(xxxix)                     “Swap Agreement” means any agreement (including each confirmation under any master agreements) with respect to any swap, cap, collar, put, call, floor, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, and whether settled physically or financially, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company shall be a Swap Agreement.

(xl)                                          “TRT Agreements” means (A) the Agreement, dated January 2, 2015, by and among Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood,

LLC, TRT Holdings, Inc. and the Company and (B) the Agreement, dated January 25, 2017, by and among TRT Holdings, Inc., Cresta Investments, LLC, Cresta Greenwood, LLC, Robert Rowling, Michael Popejoy, Michael Frantz and the Company, as amended by the TRT Governance Agreement.

(xli)                                       The words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

(i)                                     Parties in Interest; Assignment. This Agreement binds and inures solely to the benefit of each party hereto and its successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The rights and obligations hereunder may be transferred or assigned by the Noteholders in connection with the sale, transfer, assignment or other disposition of any Existing Notes; provided that (a) the Company is given written notice prior to such transfer or assignment, stating the name and address of each such transferee or assignee and identifying the aggregate principal amount of Existing Notes being sold, transferred, assigned or otherwise disposed of and (b) each such transferee or assignee (I) assumes in writing responsibility for its portion of the obligations of such Noteholder under this Agreement by executing a joinder agreement in the form attached hereto as Exhibit H, (II) is either (A) an “accredited investor” as defined in Regulation D under the Securities Act or (B) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and (III) is not an affiliate of the Company within the meaning of Rule 144 under the Securities Act.

(j)                                    Adjustments.

(i)                                     To the extent that the Company issues or sells any Common Stock, at or prior to Closing, under the Equity Raise with any material terms (excluding for this purpose, any lock-up provisions) that are superior to the Exchange Transaction with respect to the Noteholders, such Noteholders shall be entitled to receive such terms in connection with the Exchange Transaction, including but not limited to, if the Common Stock issued or sold as part of the Equity Raise is issued or sold at a gross price lower than $3.00 per share, the number of Shares to be issued in the Exchange Transaction shall equal (A) the number of Shares set forth opposite each Noteholder’s name on Schedule A attached hereto, multiplied by (B) the quotient of $3.00 divided by the lowest gross price at which any such share of Common Stock is issued or sold under the Equity Raise.

(ii)                                  If at any time after the date of this Agreement and prior to the Closing, any change in the outstanding shares of capital stock of the Company (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange or readjustment of shares, or any stock dividend or stock distribution, or any similar event, in each case, other than pursuant to the transactions contemplated by this Agreement, the number of Shares issuable hereunder or as contemplated hereby and the price thereof, and any other similarly dependent items shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such action.

(k)                                 Severability. In the event that one or more provisions of this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

(l)                                     Further Assurances. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)                             Specific Performance. It is understood and agreed by the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by the Company or the Noteholders, as applicable, and the non-breaching party of the Company or the Noteholders, as applicable, shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

NORTHERN OIL AND GAS, INC.

By:	/s/ Erik Romslo
Name:	Erik Romslo
Title:	EVP, General Counsel & Secretary

[Signature Page to Exchange Agreement]

TRT Holdings, INC., as Noteholder

By:	/s/ Michael G. Smith
Name:	Michael G. Smith
Title:	Treasurer

[Signature Page to Exchange Agreement]

Cresta Investments, LLC, as Noteholder

By:	/s/ Michael G. Smith
Name:	/s/ Michael G. Smith
Title:	Secretary

[Signature Page to Exchange Agreement]

Robert B. Rowling, as Noteholder

/s/ Robert B. Rowling

[Signature Page to Exchange Agreement]